Exhibit 99.1

For Immediate Release

Globecomm Systems Reaches $4.0 Million Settlement With a Major Customer and Receives Initial Payments of $3.5 Million

HAUPPAUGE, N.Y., July 7, 2004 /BusinessWire/—Globecomm Systems Inc. (NASDAQ: GCOM-News), a global provider of end-to-end satellite-based communications solutions, today announced that the Company has reached a $4.0 million settlement with a major customer and has received initial payments of $3.5 million.

On September 15, 2003, Globecomm announced a $4.5 million dollar charge in the Company's fourth quarter fiscal 2003 earnings relating to amounts due under a contract with a major customer. The customer had been unable to keep current on its payments due to substantial delays in receiving outside financing and substantial uncertainty had arisen regarding the collectibility of these amounts. Globecomm has worked closely with the customer since that time in an effort to recover the related funds. Recently, the customer closed certain financing arrangements and both parties agreed on a settlement in the amount of $4.0 million, of which $2.5 million settles certain amounts reflected in the charge taken in 2003. The remaining $1.5 million settles an additional $1.1 million account receivable due to the Company, which was not subject to the charge and $0.4 million in anticipated amounts to complete the program.

David Hershberg, Chief Executive Officer and Chairman of Globecomm Systems Inc., said, "We are pleased to have arrived at a settlement that strengthens the balance sheet of Globecomm, while enabling this customer to continue their business as a going concern."

About Globecomm Systems

Globecomm Systems Inc. is an end-to-end satellite-based communications solutions provider. The Company's core business provides end-to-end value-added satellite-based communications solutions. This business supplies ground segment systems and networks for satellite-based communications, including hardware and software to support a wide range of satellite systems. Its wholly-owned subsidiary, NetSat Express, Inc., provides end-to-end satellite-based Internet solutions, including network connectivity, broadband connectivity to end users, Internet connectivity, intranet extension, media distribution and other network services on a global basis. Both Globecomm Systems' and NetSat Express' customers include communication service providers, multinational corporations, Internet Service Providers, content providers and government entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Hong Kong, the United Kingdom and the United Arab Emirates.

For more information contact:

David Hershberg: Chairman and Chief Executive Officer 631-231-9800, Globecomm Systems Inc.

Matthew Byron: Investor Relations 631-457-1301, Globecomm Systems Inc.

Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788-3816, USA.
TEL: 631 231-9800, FAX: 631 231-1557;
Email: ir@globecommsystems.com; Web: www.globecommsystems.com.

Certain of the statements contained in this press release may be deemed forward-looking statements. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements and matters include risks and other factors detailed, from time to time, in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, which the Company urges investors to consider.